Exhibit 99.1

Zoned Properties Announces Final Completion of Expansion at Chino Valley Cultivation Facility

167% Increase to Year-Over-Year Chino Valley Rental Revenue Effective March 1, 2022

SCOTTSDALE, Ariz., January 25, 2022 /BusinessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries including legalized cannabis, today announced an amendment to the lease agreement with its significant tenant related to its cultivation facility located in Chino Valley, Arizona.

“The final completion of this phase of expansion at Chino Valley marks a multi-year accomplishment our team has been working towards. Not only does the completion and concurrent amendment to the lease agreement significantly increase our rental revenue, but it also positions Zoned Properties to explore providing tenant improvement capital for the project in the future to even further increase our revenue potential from the facility,” said Bryan McLaren, Chief Executive Officer of Zoned Properties.

Transaction Highlights

●	Over $8 Million of capital has been invested by the Company’s significant tenant at the Chino Valley Cultivation Facility. The Company’s significant tenant will maintain the master rights to the property and facilities through the remainder of the lease agreement.

●	Zoned Properties has provided the Company’s significant tenant with an initial tenant improvement allowance of $500,000 to advance the project toward the next phase of expansion. In exchange for this initial tenant improvement allowance, the base rent rate under the lease agreement will increase from $0.82 per square foot monthly to $0.90 per square foot monthly.

●	Effective March 1st, 2022, operational square footage will increase from 67,312 square feet to 97,312 square feet, and the new base rental payments at the facility will increase 59% from $55,195 per month to $87,580 per month reflecting both the increase in operational square footage and the increase to the base rent rate.

●	The final completion of this phase of expansion represents a year-over-year annualized base rental revenue increase from $393,600 to $1,050,970, reflecting a 167% increase for the property.

●	The Chino Valley Cultivation Facility also includes an approved master plan for additional future expansion that is construction ready. If completed in its entirety, the additional square footage of operational and rentable building space would increase another 60,000 square feet for a total of 157,312 square feet of operational and rentable space at the facility. This would equate to an annualized base rental revenue of $1,698,970 plus additional rental payments under the triple-net lease, reflecting an additional 62% increase.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a leading real estate development firm for emerging and highly regulated industries, including regulated cannabis. The company is redefining the approach to commercial real estate investment through its integrated growth services.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development and investment model; Advisory Services, Brokerage Services, Franchise Services, and PropTech Data Services each cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries.

Zoned Properties is an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 14269 N. 87th Street, Suite 205, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

COVID-19 Statement

In March 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. We are monitoring this closely, and although operations have not been materially affected by the COVID-19 outbreak to date, the ultimate duration and severity of the outbreak and its impact on the economic environment and our business is uncertain. Currently, all of the properties in our portfolio are open to our Significant Tenants and their customers and will remain open pursuant to state and local government requirements. We did not experience in 2021, and to date have not experienced in 2022, any material changes to our operations from COVID-19. We do not anticipate any such material changes for the remainder of 2022. Our tenants are continuing to generate revenue at these properties and they have continued to make rental payments in full and on time and we believe the tenants’ liquidity position is sufficient to cover its expected rental obligations. Accordingly, while we do not anticipate an impact on our operations, we cannot estimate the duration of the pandemic and potential impact on our business if the properties must close or if the tenants are otherwise unable or unwilling to make rental payments. In addition, a severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our properties and a decreased ability to raise additional capital when needed on acceptable terms, if at all. At this time, the Company is unable to estimate the impact of this event on its operations.

Media Relations

Proven Media

Neko Catanzaro

Tel (401) 484-4980

neko@provenmediaservices.com

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com